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                                                                   Exhibit 99.1

PARK NATIONAL logo                                      N E W S   R E L E A S E

January 3, 2005                                           For Immediate Release

           PARK NATIONAL CORPORATION AND FIRST CLERMONT BANK ANNOUNCE
                        CLOSING OF ACQUISITION AGREEMENT

NEWARK, OHIO -- With all regulatory approvals in place, Park National Corporation (AMEX: PRK) (Park) and First Clermont Bank (First Clermont) officially closed on their acquisition and merger transaction today. First Clermont, based in Milford, Ohio (near Cincinnati), has joined Park and merged to become a division of The Park National Bank (PNB), a subsidiary of Park. First Clermont will operate under its own name and retain its board of directors as an advisory board as well as retain its management, associates and customers.

"We are delighted to officially join the Park family of community banks," said First Clermont President Dan Earley. "We look forward to delivering more convenience and additional services, like trust, investments and advanced business banking. Plus, our associates and communities benefit further from the support and security of Park, a company known for its integrity, values, and devotion to communities."

First Clermont operates seven full-service banking centers, including six traditional and one in-store location in Clermont County. First Clermont customers will now have access to 132 no-fee ATMs all over Ohio, including PNB's office in downtown Cincinnati.

PNB has had a banking office in downtown Cincinnati for over ten years. It recently moved into office space in the Sawyer Point Building on Pete Rose Way. PNB is also planning an office in West Chester.

Headquartered in Newark, Ohio, Park is a top-performing bank holding company, including 11 community-based banks and two specialty finance companies. Following the closing of its merger transactions with First Federal Bancorp, Inc., in Southeastern Ohio, Park had more than $5.3 billion in assets at year-end 2004. Now including First Clermont, Park assets now exceed $5.5 billion. Park now offers 124 full-service banking offices through 12 affiliate operations in 28 Ohio Counties, and 8 offices of Guardian Financial Services in 7 Ohio Counties.

"First Clermont Bank is an outstanding organization. We are very pleased to finalize the agreement and formally welcome First Clermont's excellent bankers and customers into Park National Corporation," said Park President C. Daniel DeLawder. "Together we can better serve the people in greater Cincinnati who prefer community banking values, personal relationships and personalized service combined with strong bank resources, capabilities and convenience."

Park's other subsidiaries include: The Park National Bank, Fairfield National Division, The Richland Trust Company, Century National Bank, The First-Knox National Bank of Mount Vernon, Farmers and Savings Division, United Bank, N.A., Second National Bank, The Security National Bank and Trust Co., Unity National Division, The Citizens National Bank of Urbana, Scope Aircraft Finance, and Guardian Finance. For more information, visit www.parknationalcorp.com.

Media contacts:
Bethany White, Park Comm. Specialist 740-349-3754  &
Ed Brady, First Clermont Marketing Director, 513-576-0600




                            PARK NATIONAL CORPORATION
                     50 N. THIRD STREET, NEWARK, OHIO 43055
                            WWW.PARKNATIONALCORP.COM